Exhibit 99.2

Press Release

Inotiv Reaches Agreement to Strengthen Capital Structure and Position Company for Future Growth

Receives commitments for $65 million in new money financing to support ongoing business operations

Recapitalization effectuated through a pre-packaged plan of reorganization on an expedited basis

Transaction is supported by substantially all of the Company’s existing lenders

Normal business operations will continue seamlessly with no impact on vendors and suppliers

WEST LAFAYETTE, Ind., June 3, 2026 (GLOBE NEWSWIRE) – Inotiv, Inc. (NASDAQ: NOTV) (the “Company”, or “Inotiv”), a leading Contract Research Organization specializing in nonclinical and analytical drug discovery and development services and research models and related products and services, today announced that it has entered into a Restructuring Support Agreement (“RSA”) with its Prepetition First Lien Lenders and Ad Hoc Group of Noteholders, constituting substantially all of its junior creditors, to implement a comprehensive recapitalization transaction that will strengthen its capital structure. To implement the transaction, Inotiv has filed a voluntary, prepackaged chapter 11 case in the U.S. Bankruptcy Court for the Southern District of Texas. The support of these stakeholders speaks to their confidence in the strength of Inotiv’s business.

Through this process, Inotiv will reduce its debt by approximately $326 million. The Company will maintain normal operations without disruption and continue to deliver critical research models and services to its clients. Inotiv has received commitments for $25 million in new money debtor-in-possession financing, which follows $40 million in bridge financing provided in May. These funds will be used to support the business throughout the chapter 11 process. Inotiv intends to emerge from this process as a healthier, well-capitalized business with the benefit of significantly less debt.

“We’ve been working with our key financial stakeholders to explore strategic alternatives and believe we have determined a path forward that will enable us to support the Company and our long-term strategic vision,” said Bob Leasure, President and Chief Executive Officer of Inotiv. “Our operating teams remain committed to focusing on our clients and continuing to improve our business model. By taking proactive steps to strengthen our financial foundation and capital structure, Inotiv will have additional flexibility to advance our strategic initiatives and deliver value to our clients. I want to thank our dedicated employees, loyal clients and partners, and our financial stakeholders for their continued support.”

In line with the RSA, the Company has begun soliciting votes on a pre-packaged plan of reorganization, and has secured the affirmative votes of holders of the necessary majorities of all tranches of its capital structure under its credit agreement and bond indentures. Inotiv will continue normal business operations during the process and expects to seek confirmation of the plan of reorganization and emerge from chapter 11 on an expedited basis.

The Company has filed a number of customary motions with the Court to ensure ordinary operations are not disrupted during the pendency of the chapter 11 case. To that end, the Company has filed an “all-trade” motion with the Court that will allow it to continue paying vendors and suppliers in the ordinary course, as well as a “wages motion” that will allow it to continue paying employee obligations and benefits.

Additional information on the Company’s chapter 11 case can be found at https://restructuring.ra.kroll.com/Inotiv. Stakeholders can also contact Kroll, Inotiv’s noticing and claims agent, at (844) 408-3698 (for toll-free U.S. and Canada calls) or (646) 825-3849 (for tolled international calls).

This press release is not an offer or a solicitation with respect to any securities or a solicitation of acceptances of a chapter 11 plan.

Advisors

Inotiv is advised in this matter by Ropes & Gray LLP as legal counsel, Perella Weinberg Partners as investment banker, and FTI Consulting as financial and communications advisor. The Prepetition First Lien Lenders are advised by Davis Polk & Wardwell LLP as legal counsel and BRG as financial advisors. The Noteholder Ad Hoc Group is advised by Paul, Weiss, Rifkind, Wharton & Garrison LLP as legal counsel.

About Inotiv

Inotiv, Inc. is a leading contract research organization dedicated to providing nonclinical and analytical drug discovery and development services and research models and related products and services. The Company’s products and services focus on bringing new drugs and medical devices through the discovery and preclinical phases of development, all while increasing efficiency, improving data, and reducing the cost of taking new drugs and medical devices to market. Inotiv is committed to supporting discovery and development objectives as well as helping researchers realize the full potential of their critical research and development projects, all while working together to build a healthier and safer world. Further information about Inotiv can be found here: https://www.inotiv.com/.

Media Contact

Rachel Chesley / Rose Temple

InotivComms@fticonsulting.com